Exhibit 10(iii)(A)(1)

The Interpublic Senior Executive Retirement Income Plan

Participation Agreement

WHEREAS, Michael Roth (the “Participant”) is a senior executive of The Interpublic Group of Companies, Inc. (“Interpublic”) and its subsidiaries, and has been approved by the Compensation Committee of Interpublic’s Board of Directors to participate in The Interpublic Senior Executive Retirement Income Plan (“SERIP”);

WHEREAS, the Participant has received and reviewed the pamphlet entitled “The Interpublic Senior Executive Retirement Income Plan,” as amended and restated effective January 1, 2007, which sets forth the basic terms and conditions of SERIP (such pamphlet, as may be amended from time to time, being referred to herein as the “Plan Document”); and

WHEREAS, the Plan Document provides that certain details with regard to the Participant’s benefit and other rights and responsibilities under SERIP are to be set forth in the Participant’s Participation Agreement;

NOW, THEREFORE, the undersigned Participant agrees to be bound by the terms of the Plan Document, which terms are incorporated herein by reference, and modified and expanded as follows:

1.	Effective Date. This Participation Agreement shall be effective as of the following date:

•

Because the Participant has not participated in any Executive Defined Benefit Arrangement (as defined in the Plan Document), if he executes and returns this Participation Agreement to Interpublic’s Human Resources Department no later than April 26, 2008, this Participation Agreement shall be effective on the first day of the first calendar month that starts after he returns the executed Participation Agreement to Interpublic’s Human Resources Department.

2.	Benefit and Vesting. The Participant’s benefit under SERIP is $110,000 per year, if paid in monthly installments for 15 years starting on or after the Participant’s termination of employment and after the benefit has become fully vested. Subject to paragraph 3, below, and the provisions of the Plan Document that are triggered by a Change of Control (as defined in the Plan Document), this benefit is scheduled to become fully vested on the following date (assuming the Participant continues in the employment of Interpublic and its subsidiaries until such date):

•

If the Participant returns an executed copy of this Participation Agreement to Interpublic’s Human Resources Department by April 26, 2008, the Participant is scheduled to be Ninety Percent (90%) vested in the SERIP benefit on his 64th birthday, and is scheduled to be fully vested in his SERIP benefit on his 65th birthday. The vesting schedule set forth herein is in lieu of the vesting schedule set forth in the Plan Document.

3.

Non-Competition and Non-Solicitation. For a period of two (2) years following the termination of the Participant’s employment for any reason, the Participant shall not: (a) accept employment with or serve as a consultant, advisor or in any other capacity to an employer that is in competition with the business unit or units of Interpublic by which the Participant is employed (the “Business Unit”); (b) directly or indirectly, either on the Participant’s own behalf or on behalf of any other person, firm or corporation, solicit or perform services for any account that is a client of the Business Unit at the time of the Participant’s termination of employment with the Business Unit or that was a client of the Business Unit at any time within one year prior to the date of the Participant’s termination of employment; or (c) directly or indirectly employ or attempt to employ or assist anyone else to employ any person who is at such time or who was within the six-month period immediately prior to such time in the employ of the Business Unit. If the Participant breaches any provision of this paragraph 3, he shall forfeit his vested benefit and return any payments received pursuant to SERIP.

The Participant acknowledges that these provisions are reasonable and necessary to protect Interpublic’s legitimate business interests, and that these provisions do not prevent the Participant from earning a living. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

4.	Form of Payment. Subject to the special rules set forth in the Plan Document that apply following a Change of Control (as defined in the Plan Document), the Participant’s vested benefit under SERIP (if any) shall be distributed in monthly payments [check one]:

X	for 15 years.

for 10 years, with the amount of the Participant’s vested benefit being adjusted to reflect the value of the accelerated payout, as provided in the Plan Document.

The Participant may not change the form in which his benefit under SERIP will be paid, except to the extent (if at all) that the Plan Document permits the Participant to make such a change.

5.	Benefit Commencement Date. Interpublic shall begin paying the Participant’s vested benefit at the time prescribed by the Plan Document. The Participant may not change the time at which payment of his benefit under SERIP begins, except to the extent (if at all) that the Plan Document permits the Participant to make such a change.

6.	Relationship to Plan Document. This Participation Agreement is intended to be executed and administered in conjunction with the Plan Document, which is incorporated herein by reference. To the extent that this Participation Agreement does not address an issue, the applicable terms and provisions of the Plan Document shall govern such issue. To the extent that any term or provision of this Participation Agreement is inconsistent with a term or provision of the Plan Document, the term or provision of this Participation Agreement shall govern.

7.	Complete Statement. This Participation Agreement is a complete statement of the Participant’s benefit and other rights under SERIP. Any change to the terms of this Participation Agreement or to the Participant’s rights under SERIP shall be adopted by executing an amendment or supplement to the Plan Document or to this Participation Agreement.

8.	Knowing and Voluntary Agreement. By signing this Participation Agreement, the Participant acknowledges that —

•	he has received and reviewed the Plan Document and this Participation Agreement,

•	he fully understands the terms of the Plan Document and this Participation Agreement, and

•	he is entering into this Participation Agreement voluntarily.

*        *        *

IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and the Participant have caused this Participation Agreement to be executed.

The Interpublic Group of Companies, Inc.		Participant

BY:	/s/ Timothy A. Sompolski		/s/ Michael I. Roth
	Timothy A. Sompolski Executive Vice President, Chief Human Resources Officer		Michael Roth

DATE:	3/31/08	DATE:	3/31/08

Return to Interpublic’s Human Resource Department.

For HR Use Only

Effective Date: May 1, 2008

Vesting Date: 11/22/2010 = 100% 11/22/2009 = 90%